EX. 99.1

Syntroleum Corporation
April 2, 2008 Conference Call Script

Operator

Good morning. My name is Ashley, and I will be your conference operator today. At this time, I would like to welcome everyone to the Syntroleum Corporation Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press “star” * then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you. I will now turn the call over to Geralyn DeBusk with Halliburton Investor Relations. Ms. DeBusk, you may begin your conference.

Geralyn DeBusk, Halliburton Investor Relations

Good morning, and thank you for joining us for today’s Syntroleum Conference Call.

Opening remarks for today’s call will be presented by:

•	Syntroleum’s President and Chief Executive Officer, Gary Roth, followed by

•	Ron Stinebaugh, Senior Vice President of Finance and Acquisitions, who will provide an update on our financing efforts for the construction of the first

Bio-Synfining® plant, and

Syntroleum Conference Call Script—April 2, 2008

•	Karen Gallagher, Senior Vice President and Principal Financial Officer, who will take you through the financial results.

Before I turn the call over to Gary, I would like to remind everyone that during this call, we may make certain forward-looking statements, as well as use historical information. These forward-looking statements include, but are not limited to, statements regarding cash flows; renewable synthetic fuel projects; raising cash; the Catoosa Demonstration Facility; the Tulsa Pilot Plant; projects under development; business relationships with potential industry participants and service providers; requirements for and timing of project financing; the amount and timing of license and other project revenues; the characteristics of synthetic, renewable and other fuels, lubricants and chemical feedstocks; and technology improvements currently under development.

Words such as “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “could,” or “should” are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K, for a full disclosure of these risks and uncertainties.

If you cannot access these documents through the SEC or our website at www.syntroleum.com, we will be happy to send a copy to you.

Syntroleum Conference Call Script—April 2, 2008

I will now turn the call over to Gary Roth, President and Chief Executive Officer of Syntroleum, for opening remarks.

Syntroleum Conference Call Script—April 2, 2008

Gary Roth

Let’s review what we told you in last quarter’s conference call:

•	Last quarter, we announced strategic corporate restructuring measures and cost reduction initiatives. We reduced our cash used in operating activities from $35.8 million in 2006 to $23.1 million in 2007, and we projected our cash used in operating activities would be $7.8 million in 2008 and $6.5 million in 2009. Our projections for 2008 and 2009 are still on target. Karen will provide additional details on our cost cutting measures in her remarks.

•	We projected a cash balance at year end 2007 of $20 million and ended the period with an actual balance of $18.4 million. This variance is primarily due to the discounted prepayment of $3.75 million to extinguish $6 million owed to Marathon Corporation. Had we not settled the Marathon obligation at a 38% discount, our year-end cash balance would have been approximately $22 million.

•	In our last call, we told you that Sinopec (the China Petroleum and Chemical Corporation) remained interested in utilizing our coal to liquids technology.

—We continue to have active, ongoing discussions with Sinopec, although it continues to be a slow process. To date, we have received no money from Sinopec.

Syntroleum Conference Call Script—April 2, 2008

•	Regarding Energy Equity Resources Limited (or EER)—Last quarter, we said that approximately $5.7 million, including interest and legal fees, was still owed to Syntroleum related to the sale of our former Nigerian assets.

—In March, we recovered the remaining $5.8 million owed Syntroleum, and we now consider this item closed.

•	Regarding our May 2007 Site Reservation Agreement with Energy Infrastructure and Resources Ltd. (or EIR) of Australia: Last quarter, we said we had reached an agreement with EIR which provided for an initial payment of $500,000 (which we have received) and annual payments of $500,000 for a total of four years. At that time, EIR was raising $8 million of equity to fund its pre-FEED studies.

— AMEC, the lead engineering firm on the project, has reached contract terms with Pacific GTL (the EIR project development company) for the scope of the Pre-FEED studies. We anticipate the execution of a technical services agreement will occur before the end of the second quarter. The next site reservation payment of $500,000 is due in May 2008.

•	We are currently working on our previously announced $1.1 million contract with the U.S. Air Force for renewable jet fuel. That contract calls for the delivery of 500 gallons of Bio-Synthetic Jet Fuel. Operations have started at Southwest Research Institute’s 1 bbl/day alternative fuels pilot plant in San Antonio, Texas. In addition to producing fuel for testing, the pilot plant runs provide process design validation for the Dynamic Fuels project. As such, all the key features of

Syntroleum Conference Call Script—April 2, 2008

the commercial process are duplicated at the pilot plant.  The feedstock consists of 45% poultry fat, 19% brown grease, 18% yellow grease, 9% floatation grease, and 9% miscellaneous fats.  The feed components were obtained from Tyson and are representative of the feedstock slate for the Dynamic Fuels plant. As of March 31st, 20% of the total feedstock for the jet fuel production contract had been converted to hydrocarbons, with no observed reduction in catalyst activity. We are working toward a May 2008 delivery date. As of December 31, 2007, we had recognized approximately $220,000 in revenue associated with this contract. During the first quarter of 2008, we invoiced an additional $330,000, resulting in 50% of the contract value being billed to date.

•	On our last call, we told you that our primary focus going forward would be the execution of our Dynamic Fuels venture with Tyson Foods and the construction of the first plant in Geismar, Louisiana. At that point, we had secured the initial $12 million in financing through Fletcher Asset Management, and we told you that our obligation to Dynamic Fuels is to be financially capable at Plant Sanction, scheduled for mid-year 2008. We said we were focused on financing our share of the Dynamic Fuels plant with minimum dilution.

— On March 19, 2008, Dynamic Fuels filed an application with the Louisiana State Bond Commission through the Louisiana Public Facilities Authority (or LPFA) to issue Revenue Bonds for up to $135 million to finance the construction of the Dynamic Fuels plant in Geismar. Upon approval, the bonds would satisfy our financing obligations for 100% of our budgeted plant capital costs. Ron will

Syntroleum Conference Call Script—April 2, 2008

have more details in his remarks.

The Dynamic Fuels project continues to be on budget and on schedule for an early 2010 startup. Since our last conference call, we have made additional progress on this project, including the following:

•	The Process Design Package (or PDP), which covers internal engineering work, has been completed, and it came in on time and on budget.

•	Dynamic Fuels initially budgeted and funded $8.5 million to cover the initial engineering and design work prior to plant sanctioning. With 46% of the work completed, we currently estimate this phase of the project will cost $6.5 million—$2.0 million below budget.

•	We have awarded the contract for the front-end engineering design to CDI-Process & Industrial in Baton Rouge.

•	We have awarded environmental permitting contracts, and the environmental work is currently underway. Permitting is scheduled to be completed by the end of the third quarter of 2008.

•	We have ordered three process reactors from the Korean fabricator, Doosan Mecatec. These are long lead-time items with a contracted 16-month delivery schedule.

•	We are still on track for mid-year 2008 plant sanctioning and an early 2010 start-up.

[PAUSE]

Syntroleum Conference Call Script—April 2, 2008

Other business during the quarter:

•	On March 6, 2008, we closed the sale of our corporate offices and lab facilities. We received approximately $1.3 million for the property and have since moved to leased office space in Tulsa, which will better accommodate our current corporate structure.

Now I would like to turn the call over to Ron Stinebaugh.

Ron
Financing

Thanks, Gary.

We are pleased to report that Syntroleum has made significant progress in arranging financing for the Dynamic Fuels plant. Together with Tyson, we have been focusing for the last 6 months on securing project-related financing at the Dynamic Fuels level. During this time, we have had proposals for five financings. Of these, Tyson and Syntroleum have elected to pursue Go Zone Bonds because the location of our project in Ascension Parish in Louisiana qualifies the Geismar project for these special circumstance tax exempt municipal bonds, which is the lowest-cost form of financing we have encountered.

As previously mentioned, on March 19, 2008, Dynamic Fuels filed an application with the Louisiana State Bond Commission through the Louisiana Public Facilities Authority

Syntroleum Conference Call Script—April 2, 2008

(or LPFA) to issue Revenue Bonds for up to $135 million to finance the construction of the plant.

LPFA Revenue Bonds were authorized under the Gulf Opportunity Zone Act in response to the devastation caused by Hurricanes Katrina and Rita. This GO Zone bond program provided Louisiana with $7.8 billion in tax-free borrowing capacity to distribute to private business developments to help spur growth in hurricane-impacted parishes. More than $4 billion of the approved GO Zone bonds have not been issued and the allocations expire April 22, according to the state Treasurer’s office. The return of the unused bond-issuing capacity to the state Bond Commission, and the attractive terms of the bonds, have led Dynamic Fuels to pursue this avenue.

Dynamic Fuels has selected SunTrust Robinson Humphrey to underwrite the Go Zone bonds. SunTrust has significant experience with Go Zone bonds, having completed 7 transactions for in excess of $800 million. In addition, Dynamic Fuels has engaged the New Orleans office of the law firm Foley & Judell as bond counsel. Dynamic Fuels has requested a hearing before the State Bond Commission. Should Dynamic Fuels’ application be approved by the Bond Commission, Dynamic Fuels will then have 120 days to successfully close the bonds.

Go Zone Municipal Bonds can be issued as either variable or fixed rate instruments. Like other tax exempt municipal bonds, they can have maturities as long as 25 to 30 years. Interest rates tend to be among the lowest cost available, with rates priced at approximately

Syntroleum Conference Call Script—April 2, 2008

two-thirds of LIBOR plus a credit spread. The bonds typically have a 90-day look-back period, meaning that Dynamic Fuels can recover qualified expenditures 90 days prior to bond issuance.

The Dynamic Fuels Geismar project has many attributes that positively impact the state of Louisiana. We believe these attributes will lead to successfully securing our requested allocation of Go Zone bonds.

•	The Geismar project ranks #6 in Louisiana investment attributes, when compared to the 687 projects announced by the Louisiana Department of Economic Development in fiscal year 2006.

•	In addition to creating over 500 total jobs, over a 10-year period the Geismar project will generate over $400 million in employee compensation and produce $3.5 billion worth of products.

•	During plant construction approximately 70% of the $135 million direct cost of the plant is expected to be procured locally. This includes such services as design engineering, certain construction material and construction labor.

•	The plant will employ highly skilled engineering and other personnel. These are attractive, high-paying jobs. Average compensation will be almost $100,000 per year.

•	Lastly, the Geismar plant has a very strong environmental profile that could benefit Baton Rouge and the State of Louisiana.

•	The project has a very attractive green house gas profile. It reduces green house gases 74% compared to petroleum-based diesel fuel.

Syntroleum Conference Call Script—April 2, 2008

•	The project could help Louisiana meet the state’s 2% renewable fuel mandate, and

•	The fuel, if used in the Baton Rouge area, can help contribute toward recovery from non-attainment status due to its low emissions characteristics.

Our financing strategy has been focused on securing project debt. The amount of debt will determine how much equity we must raise, so our strategy has been focused on securing the debt first. As we have said, we applied for up to $135 million in Go Zone Bonds. The strong economics of our proposed plant, and the low cost and longer maturities of this type of financing, have allowed us to confidently apply for debt financing that covers 100% of the projected capital cost of the facility. Should we receive an allocation of that amount, depending on the interest rate at the time we close the bonds, total project costs, including the plant, working capital, interest during construction and fees, will be approximately $160 million. Therefore, the equity that Syntroleum will have to contribute will be approximately $12.5 million. We expect to have $7.5 million to contribute from our cash reserves, leaving approximately $5 million in additional equity that we must raise. Given that the bonds fund first, we will not need to raise the remaining equity until sometime in 2009.

I’d like to review with you the current economics related to our Geismar plant. The economics continue to be very robust. As we have told you before, Bio-Synfining®

Syntroleum Conference Call Script—April 2, 2008

is a margin business. Each month in our investor presentation posted to our web site, we have been updating what the pro forma performance of the Geismar plant would have been using historical fuel prices and feedstock prices. For the month of March 2008 the pro forma cash operating margin at our Geismar plant was $1.10 per gallon, or annualized $81 million per year. This compares to $1.09 per gallon and $80 million per year, on average over the last 6 months and 94 cents per gallon and $69 million per year over the last 12 months. At the 12-month average rate, the payback period on the plant is just 2.2 years on a pre-tax basis, so we are confident that this level of cash flow can easily service $135 million of municipal bond financing.

Finally, I’d like to update you on the status of our agreed financing with Fletcher Asset Management. Last week, we agreed with Fletcher to extend one week the financing period for the first $3 million of $12 million in total financing that was to begin last Monday. Concurrently, we announced on Monday, March 31st that we have moved our share listing from the Nasdaq Global Market to the Nasdaq Capital Market, effective that same day. Under the terms of the agreement, delisting from the Nasdaq Global Market gives Fletcher the right to waive its commitment to fund any of their committed investments. The initial $3 million investment would be issued at a 91% premium, based on our current share price. Fletcher has not yet informed us as to whether they intend to fund the initial investment during the current pricing period. We will file an 8-K once we are officially notified of their decision.

Now I will turn the call over to Karen.

Syntroleum Conference Call Script—April 2, 2008

Karen Gallagher

Thanks, Ron.
On March 17, we announced our results for the fourth quarter ended December 31, 2007, reporting net income of $1.6 million, or $0.03 per share, compared to a net loss of ($13.0 million), or ($.23) per share for the fourth quarter of 2006. Revenues for the fourth quarter were $1.2 million, compared to $120,000 for the fourth quarter of 2006.

For the year ended, December 31, 2007, the company reported net income of $3.8 million, or $0.06 per share, compared to a net loss of ($54.6 million), or ($0.98) per share for the 2006 fiscal year. Revenues for 2007 were $16.5 million compared to $2.7 million in 2006.

The increase in net income for the fourth quarter and year of 2007 was due to several factors:

•	First, SG&A expenses decreased 25% year over year, in line with the cost reduction plan that we outlined in our conference call last quarter.

•	Second, increased revenues associated with technical service work for Dynamic Fuels and other customers as well as revenues associated with fuel-related analysis and deliveries for the Department of Transportation and the Department of Defense.

•	Third, decreased expenditures associated with the completion of our technology and demonstration programs,

Syntroleum Conference Call Script—April 2, 2008

•	Fourth, a one-time non-cash revenue of $13.7 million related to a license agreement entered into with Marathon in January 2007 and a non-cash gain on extinguishment of debt under our promissory note with Marathon of $11.8 million; and

•	Fifth, the sale of interests in all international oil and gas assets resulting in a gain on the sale of discontinued operations of $10.1 million during 2007. All cash associated with this sale to EER was received by March of this year.

At December 31, 2007, our cash position was $18.4 million. Since that time, we have received non-recurring cash payments totaling $7.1 million in addition to our operating revenues: A $5.8 million payment was received representing the final payment from the sale of interests in our international oil and gas assets, and a $1.3 million payment was received from the sale of our former office complex. Cash as of March 31, 2008, now approximates $23.8 million. We continue to generate revenue by providing technical service work to customers including our work with Dynamic Fuels.

Our balance sheet improved significantly during 2007. We have no long-term debt as of year end, and we are pleased to report that stockholder’s equity increased to a positive $6.1 million at December 31, 2007, from a negative (14.6 million) at year end 2006.

We mentioned in last quarter’s conference call that with the completion of our technology development, we have right-sized our operations consistent with our current business model. We have reduced our cash used in operating activities from $35.8

Syntroleum Conference Call Script—April 2, 2008

million in 2006 to $23.1 million in 2007. We project our cash used in operating activities will be further reduced to $7.8 million in 2008 and $6.5 million in 2009. Total cash usage during 2007, which includes operating activities, financing activities, and investments, decreased from $36.2 million in 2006 to $15.1 million which is a 58% reduction. We expect the total cash usage for 2008 to be approximately $1.0 million due to our continued cost reduction efforts and monies received to date from the sale of certain assets and activities, as I mentioned earlier.

As part of our expense reduction initiatives, we recently appointed Tullius Taylor Sartain & Sartain LLC as our independent registered auditor for the remainder of Fiscal 2008. This change was made to reduce audit-related expenses, which totaled approximately $294,000 during 2007. With this new appointment, the Company expects to realize significant savings on auditing expenses while maintaining the quality of our audit and related services. Syntroleum’s estimated potential audit savings for 2008 will be approximately $75,000 to $85,000 or 25-30%.

Cost reductions associated with the sale of our office complex in the first quarter of 2008 will result in further annual overhead reductions of approximately $250,000.

With regard to the status of our listing on NASDAQ: On Monday, we announced that NASDAQ accepted our application for listing on the NASDAQ Capital Market. This change was effective on March 31, and the company’s common stock has continued

Syntroleum Conference Call Script—April 2, 2008

trading under the symbol SYNM. As of February 29, 2008, there were 3,127 companies trading on the NASDAQ:

•	16% of those companies traded on the Capital Market

•	41% traded on the Global Market and

•	43% traded on the Global Select Market.

Our change to the Capital Market does not affect the 180-day period that Syntroleum was provided to regain compliance for the $1.00 minimum bid price. If at any time before July 30, 2008, Syntroleum common stock closes at $1.00 per share or higher for a minimum of 10 business days, the Nasdaq will provide written notification that compliance is achieved. If compliance with the $1.00 bid price requirement cannot be demonstrated by July 30, 2008, Nasdaq will determine whether Syntroleum meets the Capital Market initial listing criteria. If Syntroleum continues to meet the initial inclusion criteria—except for the $1 bid price—Nasdaq may extend the compliance period to January 26, 2009.

Thank you for your attendance today. We will now open up the call for questions.

.

Syntroleum Conference Call Script—April 2, 2008

Operator — Q&A

At this time, I would like to remind everyone, in order to ask a question,

please press “star” * then the number 1  on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

When there are no more questioners in the queue, the operator should say the following:

At this time, there are no further questions.  I will turn the call back over to Mr. Roth for any closing remarks.

Gary
Closing Remarks

Thank you for joining us on today’s conference call.

We plan to have our annual shareholders’ meeting on or around June 2. More details will be included in our notice and proxy statement.

We plan to have meetings with investors in various markets over the next several weeks. If you would like to schedule a meeting with us, please call Geralyn DeBusk or Casey Stegman at Halliburton Investor Relations at 972-458-8000.

We appreciate your interest in Syntroleum.